Exhibit 10.1


                                  PAUL G. LAIRD

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 1st day of July 2008, is between New Frontier Energy, Inc., a Colorado corporation with its principal place of business located at 1789 W. Littleton Blvd., Littleton, Colorado 80120 (the "Company") and Paul G. Laird (the "Employee").

                                    RECITALS

     A. The Company desires to be assured of the association and services of Employee for the Company.

     B. Employee is willing and desires to be employed by the Company, and the Company is willing to employ Employee, upon the terms, covenants and conditions hereinafter set forth.

     C. The Employee and the Company wish to cancel the employment agreement dated August 1, 2006 (the "Previous Employment Agreement") in its entirety and substitute this Agreement.

     NOW THEREFORE, in consideration of the Recitals and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereby accept employment on the terms and conditions hereinafter set forth.

     1. Employment. The Company hereby employs Employee as its President and Chief Executive Officer of the Company.

     2. Term. The term of this Agreement shall be for a period of three (3) years effective as of July 1, 2008 and ending on June 30, 2011 (the "Initial Term"), unless terminated earlier pursuant to Section 10 below; provided, however, that Employee's obligations in Section 11 below shall continue in effect after such termination. This Agreement shall be automatically renewed for successive one-year periods (the "Renewal Term") unless, at least 60 days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the Initial Term or any such Renewal Term.


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     3. Compensation.

     (a) Base Salary. For all services rendered by Employee under this Agreement, the Company shall pay Employee a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per year (the "Base Salary"). The Base Salary shall be payable in equal, consecutive monthly installments. Payment of the Salary shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee. It is expressly understood and agreed that the Base Salary may be increased upon the approval of the Company's Compensation Committee (if such a committee exists) or of the Board of Directors. Furthermore, the Base Salary shall be increased, effective on the 1st day of July of each year, beginning on July 1, 2009, for increases in the cost of living, based either on (i) inflation as measured the federal Consumer Price Index ("CPI"), or (ii) Ten Thousand Dollars ($10,000) per year, whichever is greater. To determine the amount of the increase in Base Salary using the CPI method, the Base Salary shall be multiplied by a fraction, the numerator of which shall be the CPI most recently published on the month immediately preceding the date of the Base Salary adjustment, and the denominator of which shall be the CPI in effect on the last day in June of the immediately preceding year. The term "Base Salary" as used herein shall refer to the Base Salary, as adjusted.

     (b) Bonus. In addition to the Base Salary, the Company shall pay Employee such Bonus or Bonuses as the Board of Directors shall determine in their sole discretion.

     4. Reimbursement. The Employee is authorized to incur reasonable expenses for promoting the business of the Company, including his out-of-pocket expenses for entertainment, travel and similar items. The Company shall reimburse the Employee for all such expenses on the presentation by the Employee, from time to time, of an itemized account of such expenditures in accordance with the guidelines set forth by the Internal Revenue Service for travel and entertainment.

     5. Duties. Employee is engaged as the President and Chief Executive Officer of the Company. Employees' duties shall include, but not be limited to those duties that are generally associated with the positions of President and Chief Executive Officer of a company similarly situated to the Company.

     6. Employee's Devotion of Time. Employee shall devote such productive time, ability, and attention to the business of the Company during the term of this agreement, as employee deems necessary to accomplish the duties assigned to him and to the promotion and forwarding of the business affairs of the Company, and not to divert any business opportunities from the Company to himself or to any other person or business entity. Such services shall be rendered at such other place or places as the Company shall in good faith require or as the interest, needs, business or opportunity of the Company shall require. The Company understands that Employee has other commitments and will not function exclusively as the Company's employee; however, it is expected that the Employee will devote significant time to the business of the Company.

     7. Benefits. The Employee shall be entitled to receive any and all health, insurance, disability or any other benefit, if and when a plan is adopted by the Board of Directors for the benefit of its employees.


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     8. Vacation. The Employee shall be entitled each year to a vacation of a reasonable amount during which time his compensation shall be paid in full.

     9. Change of Control. If any time during the Initial Term or any Renewal Term of this Agreement there is a Change of Control of the Company, as defined below, and Employee's employment is terminated by the Company under Section 10.1(a), (b), (d) or (e) within the greater of one (1) year following the change of control or the remaining term of this Agreement (the "Change of Control Date"), the Company shall pay to Employee (a) the balance of all amounts due under this Agreement from the date of the Change of Control until the end of the Initial Term plus (b) an amount equal to 2.99 times the sum of (i) his annual Base Salary as in effect on the date of termination plus (ii) the amount of bonus paid in the prior year to Employee either pursuant to this Agreement or the Previous Employment Agreement, and (c) any other amounts due to Employee under any other provision of this Agreement. This amount shall be paid to Employee in one lump sum as soon as practicable, but in no event later than one hundred twenty (120) days, after the date that Employee's employment is terminated. In addition to the lump sum payment referenced in the preceding sentence, the Company shall pay to Employee any accrued and unpaid bonuses as provided for in Section 3(b) at the same time as the lump sum payment is made. Additionally, the Company will maintain and pay for Employee's health benefits for the remaining Initial Term or the then in effect Renewal Term of this Agreement. For example, if the Change of Control Date was July 1, 2008, the amount paid to would be equal to [$250,000 (Base Salary) + $0 (Bonus)] X 3 (years remaining on contract)] + [$250,000 (Base Salary) + $180,000 (Bonus paid during fiscal year ended February 28, 2008) X 2.99] or an aggregate of $2,033,700).

     If any payment or distribution by the Company to Employee is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Employee is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. Employee is under no obligation to mitigate amounts payable under these agreements.

     For purposes of this subsection, a change of control shall mean the occurrence of one or more of the following three events:

     (1) After the effective date of this Agreement, any person becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities representing 33% or more of the total number of votes that may be cast for the election of directors of the Company, provided however, that this provision shall not be applicable to Iris Energy Holdings Limited and its affiliates if, as a result of the conversion of any shares of the Company's 2.5% Series C Preferred Stock, or the exercise of the Company's AC Warrants or BC Warrants owned by Iris Energy Holdings Limited and its affiliates, Iris Energy Holdings Limited and its affiliates collectively become the beneficial owner directly or indirectly of securities representing 33% or more of the total number of votes that may be cast for the election of directors of the Company unless within one year following the acquisition of 33% or more of the total number of votes that may be cast for the election of directors of the Company by Iris Energy Holdings Limited and its affiliates, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board of Directors;


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     (2)  Within one year after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board of Directors; or

     (3) Within one year after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board of Directors.

     10.1 Termination and Bases for Termination.

     (a) Employee's employment hereunder may be terminated at any time by mutual agreement of the parties.

     (b) Should the Employee, by reason of illness or incapacity, be unable to perform his job for a period of up to and including a maximum of two (2) months, the compensation payable for and during such period under this Agreement shall be unabated. The Board of Directors shall have the right to determine the incapacity of the Employee for the purposes of this provision, and any such determination shall be evidenced by its written opinion delivered to the Employee. Such written opinion shall specify with particularity the reasons supporting such opinion and be manually signed by at least a majority of the Board. Should the Board of Directors determine the Employee incapable of the performance of his duties, the Employee's compensation thereafter shall be terminated.

     The Employee shall begin to receive full compensation pursuant to Section 3 of this Agreement upon his return to employment and regular discharge of his full duties hereunder. Should the Employee be absent from his employment for whatever cause for a continuous period of more than 180 calendar days, the Company may terminate this Agreement and all obligations of the Company hereunder shall cease upon such termination.

     (c) Employee's employment may be terminated by the Company "with cause," effective upon delivery of written notice to Employee given at any time (without any necessity for prior notice) if any of the following shall occur:


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          (1) any action by Employee which would be grounds for termination under applicable law (currently covering any willful breach of duty, and habitual neglect of duty);

          (2) any material breach of Executive's obligations under this Agreement other than any such breach resulting from illness or incapacity or

          (3) any material acts or events which inhibit Employee from fully performing his responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Employee's lack of honesty or Employee's moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

     (d) Employee's employment may be terminated by the Company "without cause" (for any reason or no reason at all) at any time by giving Employee 60 days prior written notice of termination, which termination shall be effective on the 60th day following such notice. If Employee's employment under this Agreement is so terminated, the Company shall (i) make a lump sum cash payment to Employee within 10 days after termination is effective of an amount equal to (1) Employee's Base Salary accrued to the date of termination; (2) unreimbursed expenses accrued to the date of termination; (3) an amount equal to the greater of (a) Employee's annual Base Salary (i.e., 12 months of Base Salary), or (b) amounts remaining due to Employee as Base Salary (assuming that payments under this Agreement were made until expiration of the Initial Term or if applicable the Renewal Term), and (4) any other amounts due to Employee under any other provision of this Agreement. For purposes of this provision, Employee's annual Base Salary and the remaining portion of the term of the Agreement shall be calculated as of the termination date. After the Company's termination of Employee under this provision, the Company shall not be obligated to provide the benefits to Employee described in Section 3 (except as may be required by law). In addition to the lump sum payment referenced in this section, the Company shall pay to Employee the Bonus provided for in Section 3(b) based upon the number of days in the year that Employee was employed by the Company, within one hundred twenty days after the end of the fiscal year in which Employee was terminated.

     (e) Employee may terminate his employment hereunder by giving the Company 60 days prior written notice, which termination shall be effective on the 60th day following such notice. The Company shall not be obligated to compensate Employee, his estate or representatives after any such termination. Further, Employee shall not be entitled to any of the benefits described in Section 3 (except as provided by law) after such termination.

     10.2 Payment Upon Termination. Upon termination under Sections 10.1(a),
(b), (c) or (e), the Company shall pay to Employee within 10 days after termination an amount equal to the sum of (1) Employee's Base Salary accrued to the date of termination; (2) unreimbursed expenses accrued to the date of termination, and (3) any other amounts due to Employee under any other provision of this Agreement. The Company shall not be obligated to compensate Employee, his estate or representatives after any such termination. Further, Employee shall not be entitled to any of the benefits described in Section 3 (except as provided by law) after such termination.


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     10.3 Dismissal from Premises. At the Company's option, Employee shall immediately leave the Company's premises on the date notice of termination is given by either Employee or the Company.

     11. Confidential Information. During the term of this Agreement, the Employee will have access to certain confidential information and materials, including but not limited to oil and gas property and lease information, originated by the Company or disclosed to the Company by others under agreements to hold the same confidential ("Confidential Information"). Confidential Information further includes, but is not limited to, all technical, engineering, property and lease information, financial, business practices, customer lists, customer identities and commercial information heretofore or hereafter disclosed or transmitted by the Company in any form and manner to the Employee or otherwise received by the Employee, whether orally or in writing. Employee acknowledges that Employee shall not either directly or indirectly use, disclose or communicate to any person or entity any Confidential Information for any purpose at all whether during or after the term of this Agreement, except to the extent any such information becomes generally known to the public through no fault of Employee. Furthermore, the terms of this provision shall survive the Term or any Renewal Term of this Agreement, or any termination thereof and will expire two years from the termination of this agreement.

     12. Miscellaneous.

     (a) Entire Agreement. This Agreement contains the entire agreement between the Company and the Employee, regarding employment of the Employee. This Agreement shall not be modified except by written agreement signed by both parties.

     (b) Headings. The subject headings of the articles and sections contained in this Agreement are included for convenience purposes only and shall not control or affect the meaning, construction or interpretation of any provision hereof.

     (c) Assigns. This Agreement shall be binding upon the Company and Employee, their respective heirs, executors, legal representatives, successors and assigns.

     (d) Notices. All notices, demands, elections, opinions or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently if in writing and sent by overnight courier or by registered or certified mail, return receipt requested and postage prepaid, in the case of the Company:


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                  New Frontier Energy, Inc.
                  1789 W. Littleton Blvd
                  Littleton, CO 80120

and in the case of the Employee:

                  Paul G. Laird
                  7430 S. Curtice Court
                  Littleton, CO 80120

     (e) Remedies. Employee acknowledges that any failure to carry out an obligation under this Agreement, or a breach by the Employee of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. Employee also understands that other actions may be taken and remedies enforced against the Employee, including termination of any other agreements the Employee may have with the Company.

     (f) Waiver and Severability. No waiver by either party of any breach or default hereof by the other shall be deemed to be a waiver of any preceding or succeeding breach or default hereof, and no waiver shall be operative unless the same shall be in writing. Should any provision of this Agreement be declared invalid by a court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect regardless of such declaration.

     (g) This Agreement shall be subject to the exclusive jurisdiction of the courts in Arapahoe County in the State of Colorado. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado and irrevocably and expressly agree to submit to the jurisdiction of the courts in Arapahoe County in the State of Colorado for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Colorado has been brought in an inconvenient forum.

     (h) Counterparts. This Agreement may be executed in several counterparts, and as to executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all parties are not signatory as to other original or the same counterpart. Facsimile signatures are acceptable.

     (i) Time. Time is of the essence.



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     (j) Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado, without reference to the choice of law principles thereof.






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     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the day and year first above written.

THE COMPANY:                                THE EMPLOYEE:

NEW FRONTIER ENERGY, INC.


By: /s/ Les Bates                           /s/ Paul G. Laird
    ----------------------                  -----------------------------------
    Les Bates, Secretary                    Paul G. Laird





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